Exhibit 1

Corporate Bylaws of Telecom Italia Media S.p.A.

Corporate Bylaws of Telecom Italia Media S.p.A. in force as of the date of their deposit and registration with the Company Register of Rome at 1 June 2005, provided in appendix to the Minutes of the Ordinary and Extraordinary Shareholders’ Meeting of 24 May 2005, and attested by Notary Carlo Marchetti of Rho (Milan) (Deed No 604, Catalogue 403).

The Shareholders’ Meeting approved the Partial Public Offer for common and savings stock up to ten per cent (10%) of the Share Capital as well as the successive reduction of the Share Capital.

The Shareholders’ Meeting consequently amended Article 5 of the Company Bylaws to include a final explanatory paragraph which mentions the Resolution adopted by Shareholders, and specifies that the capital reduction shall refer to a maximum par value of 11,110,789.35 euros through the cancellation of a maximum of 364,251,922 own common stock and a maximum of 6,107,723 own savings stock.

Title 1

IDENTIFICATION

ARTICLE 1 - NAME

A Company limited by shares known as “Telecom Italia Media S.p.A.” has been formed.

For all legal purposes and for all official documents, the Company may identify itself by the abbreviated version of its name, “Telecom Media S.p.A.”, without any restriction in respect of its graphical representation.

ARTICLE 2 - OFFICES

The Company’s registered offices are in Rome.

ARTICLE 3 - DURATION

The duration of the Company shall be until 31 December 2100, and may be extended by resolution of the Shareholders’ Meeting. The extension of the duration does not accord the right of withdrawal to shareholders who do not vote in favour of the extension.

ARTICLE 4 – CORPORATE PURPOSE

The Company’s purpose shall be to operate in the industry and market of publishing, typography and graphics activities of all kinds using any means, including on-line channels; to acquire and deliver advertisements in any form and through any means of communication, including on behalf of third parties, also in exchange for goods and services; to carry out activities, including promotional initiatives, in the field of advertising and public relations; to engage in, prepare and sell, using any available technology and transmission channel, including on-line communications and the Internet, all types of documentation services, including but not limited to databases and support services for the commerce of goods and services; to manage all activities relating to the deployment of information in any form delivered by any instrument or means, including all productive and commercial activities that are related, complementary or instrumental to the operations as indicated above.

The Company may also effect any commercial, industrial and financial operations, including transactions in securities and real estate that it considers useful for the furtherance of its corporate purpose. To this end, the Company may also acquire direct or indirect stakes and equity interests in other companies and undertakings, without making this its primary activity, and with the express exception of all assets deriving from funds raised from public savings and all other assets not permitted by law.

TITLE II

SHARE CAPITAL AND BONDS

ARTICLE 5 – SHARE CAPITAL

The Company Share Capital, which is fully subscribed and paid in, amounts to 111,107,893.71 euros divided among 3,703,596,457 shares with a par value of 0.03 euros each, of which 3,642,519,221 consist of common stock and 61,077,236 of saving stock.

Resolutions for paid-in capital increases may exclude the assignment of option rights up to a maximum of ten percent (10%) of the pre-existing capital, provided that the issue price corresponds to the market value of the shares as attested in a specific report produced by an auditing company commissioned for the purpose.

Pursuant to Paragraph 2 of Article 2443 of the Civil Code, as adopted by the Extraordinary Shareholders’ Meeting of 11 December 2001, the Board of Directors has the power to increase contributed share capital once or several times for a period of up to five years as of 25 January 1999, and shall consequently issue common and savings shares bearing the normal entitlements of such stock, to be offered for subscription to employees of Seat Pagine Gialle S.p.A. (now known as Telecom Italia Media S.p.A.), and may also issue new shares in the parent company, if such exists, under the terms of Subparagraph 1 of Paragraph 1 of Article 134 of the Civil Code, as well as shares in subsidiary companies, which shall be identified by the Board of Directors, and, pursuant to the rule deriving from the joint application of the final Paragraph of Article 2441 of the Civil Code and Paragraphs 2 and 3 of Article 134 of Law 58 of 24 February 1998, shall not attach option rights to the new stock. The capital increase or increases shall not exceed 1,363,446.21 euros and shall consist of the issue of a maximum of 38,332,800 ordinary shares with a par value of 0.03 euros each, and a maximum of 14,467,200 savings shares also with a par value of 0.03 each. An Extraordinary Shareholders’ Meeting of 27 October 2000 modified the proxy power assigned to the Board of Directors to increase capital in the manner described above, with reference to the portion of the capital increase not already effected at that date, by granting the Board the right to increase capital through the issue of common stock only, but without any change in the ceiling of 1,363,446.21 euros. Subscription rights shall be personal and transferable according to the principles of inter vivos trust. A Shareholders’ Meeting of 11 December 2001 resolved to allocate 170,097.98 euros to an unavailable reserve that may be used exclusively for capital increases.

The capital increase resolutions adopted by the Board of Directors shall set the time limits for subscriptions and shall stipulate that if not all shares are subscribed within the prescribed time limit, then the capital shall be increased by the amount of subscriptions received by that date.

On 17 May 2002, the Board of Directors, partially enforcing the proxy powers granted to it by the Extraordinary Shareholder’s Meeting of 24 September 1999, in accordance with Article 2443 of the Civil Code, and the subsequently modified proxy powers invested in it by the Extraordinary Shareholder’s Meetings of 4 July 2000 and 27 October 2000, resolved to increase the paid-in share capital of the Company by a maximum nominal value of 45,000.00 euros through issue of 1,500,000 ordinary shares with normal entitlements and a par value of 0.03 euros each, at a subscription price of 0.8532 per share. The subscription was offered to employees of Seat Pagine Gialle S.p.A. (now known as Telecom Italia Media S.p.A.), and, pursuant to Subparagraph 1 of Paragraph 1 of Article 2359 of the Civil Code, also to employees of parent companies, if such exist, as well as to employees of subsidiary companies, selected beforehand by the Board of Directors to participate in the “Top 2002” Incentive and Employee Loyalty Plan. If the capital increase is not fully subscribed by 31 May 2008, the share capital of the Company shall be deemed increased by the amount of the subscriptions received at that date.

The Extraordinary Shareholders’ Meeting of 20 November 2000 made a resolution that was then adopted by the Shareholders’ Meetings of 10 May 2001, 30 July 2001 and 11 December 2001 to increase the share capital by a maximum par value of 3,279,501.30 euros through the issue of up to 127,000,000 ordinary shares with a par value of 0.03 euros each. In accordance with the final paragraph of Article 2441 of the Civil Code and Paragraph 5 of the same, as well as and Paragraphs 2 and 3 of Article 134 of Law 58 of 24 February 1998, the capital increase was reserved for directors and employees of Seat Pagine Gialle S.p.A. (now known as Telecom Italia Media S.p.A.) and, pursuant to Subparagraph 1 of Paragraph 1 of Article 2359 of the Civil Code (with reference to subparagraph 1 only) for directors and employees of directly or indirectly controlled subsidiaries of the Company.

The Shareholders’ Meeting of 11 December 2001 resolved that the issue price of the new shares should account for their changed par value so that, without any change being made to the minimum subscription price, an amount of 0.03 euros shall in any case be recorded as payment of the nominal price and the difference written to the share premium account. The Shareholders’ Meeting further resolved that, with reference to already assigned subscription rights, the share premium shall be recalculated so that, without any change to the agreed issue price, the notional par value of shares shall still be recorded as 0.03 euros and the change in the par value shall be reflected in the recalculated value of the share premium account. For five years as of 5 May 2004, Directors shall have the right to contribute to one or more capital increases up to a maximum of 9,300,000 through the issue of a maximum of 310,000,000 common shares, all or some of which may

(i)	be offered as options to shareholders, or

(ii)	offered for subscription to employees of Telecom Italia Media S.p.A. or employees of parent or subsidiary companies of Telecom Italia Media S.p.A., without option rights, as per the Final Paragraph of Article 134 of Law 58 of 24 February 1998.

The capital increase resolutions made by the Board of Directors in execution of its proxy powers, as described above, shall stipulate the subscription price, including the share premium, as well as the closing date by when subscriptions must be made. The resolutions may also specify that when a capital increase is not fully subscribed by the chosen closing date, the capital shall be increased by whatever amount was subscribed at the termination of the period.

The Extraordinary Shareholder’s Meeting of 24 May 2005 also resolved, in accordance with Article 2445 of the Civil Code and pursuant to the terms and conditions therein, to reduce the nominal share capital of the Company by a maximum of 11,110,789.35 euros through the elimination of a maximum of 364,251,922 own ordinary shares and the elimination of a maximum of 6,107,723 of own savings shares.

ARTICLE 6 – SHARES

Shareholders’ Meetings may resolve to issue shares with discrete privileges, in accordance with the terms of the law.

Within the limits set by law, shares may be bearer shares.

Bearer shares may be converted to named shares or vice-versa at the request and expense of the holder of the same.

Shares are indivisible. In case of joint ownership, the rights of the co-owners shall be represented by a single representative.

The introduction or removal of restrictions on the circulation of shares shall not accord the right of withdrawal to shareholders who did not vote in favour of the relevant resolution.

Savings shares shall have the privileges and rights as set forth in the present article.

After the deduction of the legal reserve, the net income as recorded in regularly approved financial statements must be distributed among savings shares up to 5% of the par value of the shares.

The Shareholders’ Meeting shall decide on the distribution of the net income still remaining after the allocation of the preference dividend to savings stock, as indicated in the preceding paragraph, in such a way that the cumulative dividend paid on savings shares shall be higher than the cumulative dividend paid on ordinary shares by an amount equal to two per cent (2%) of the par value of the shares.

If the dividend paid on savings shares for a financial year is less than specified in Paragraph 7 above, the difference shall be made up by increasing the dividend on preference stock for the ensuing two financial years.

In the event of a distribution of reserves, savings shares shall have the same rights as other stock. If the annual financial report shows negative or insufficient net income, then the Shareholders’ Meeting that approves the same report shall have the faculty to use available reserves to discharge the rights as described in Paragraph Seven above, including any increases as described in Paragraph Nine above.

The use of reserves shall void the mechanism by which unpaid preference dividends are redeemed by increasing the payments for the ensuing two financial years, as described in Paragraph Nine above.

A capital stock reduction due to losses shall not entail a reduction in the par value of savings shares except for the portion of the loss exceeding the total par value of the other shares.

If ordinary or savings shares are debarred from trading, savings shares shall retain their rights and properties, without prejudicing the right of the holder of savings shares to ask the Company to convert savings shares into ordinary or preference stock that is admitted for trading and has the same properties as the savings shares, provided that this complies with current laws. The converted shares shall also carry voting rights only for Extraordinary Shareholders’ Meetings, in accordance with terms and conditions that shall be set out in a specific resolution adopted by the Extraordinary Shareholders’ Meeting convened for the occasion and contingent upon, where necessary, the approval of the Meeting of Savings Shareholders.

ARTICLE 7 – BONDS

The Company may issue bonds in accordance with the law.

TITLE II

SHAREHOLDERS’ MEETING

ARTICLE 8 - RIGHT OF ATTENDANCE

Pursuant to Paragraph 2 of Article 2370 of the Civil Code, Shareholders who have informed the Company of their intention to attend the Shareholders’ Meeting up to two (2) days before the date set for the Meeting are entitled to participate at the same.

Shareholders who have fulfilled the conditions set by law have the right to participate at the Meeting either in person or through a delegated representative, within the limits of the law.

The delegated party may be a physical or a juridical entity.

ARTICLE 9 – POWERS

The Shareholders’ Meeting is vested with the powers expressly accorded to it by law.

ARTICLE 10 – CALLING MEETINGS

Shareholders’ Meetings shall be at the Company’s registered office or held at another location, provided that it is in Italy, and shall be convened by means of a published notice, pursuant to the terms and conditions of the law.

An Ordinary Shareholders’ Meeting must be called within 120 days from the end of the Company’s financial year. For reasons of exceptional necessity, which the Directors must indicate the report accompanying the financial statements, the Meeting may be delayed until 180 days after the close of the financial year.

An Extraordinary Shareholders’ Meeting is called whenever the Board of Directors sees fit, or whenever a meeting is necessary according to law. If an Extraordinary Shareholders’ Meeting fails to convene on the second call, a third call may be made.

ARTICLE 11 - ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETINGS

At Ordinary Shareholders’ Meeting, only common stock carries voting privileges.

At Extraordinary Shareholders’ Meetings, common and preference stock, if issued, carry voting privileges.

The attendance and voting quorums for Shareholders’ meetings are determined by law.

ARTICLE 12 – CHAIRING THE MEETING AND CONDUCTING BUSINESS

Shareholders’ Meetings shall be chaired by the Chairperson of the Board of Directors.

If the Chairperson is absent or incapacitated, Meetings shall be chaired by his/her chosen representative or, if this, too, is impossible, by a person elected by a majority of those present.

At the suggestion of the Chairperson, Shareholders shall appoint a Secretary, who need not be a shareholder, by majority vote.

When required by law or if the Chairperson of the Meeting deems it necessary, the Minutes shall be drawn up by a Notary.

The duties of the Chairperson of the Meeting shall include verifying that the attendance constitutes a quorum, checking the identity and right of attendance of those present, and directing the business of the meeting, which may also entail setting a discussion agenda different from that indicated in the notification sent to shareholders.

The Chairperson shall take the necessary measures to ensure the orderly conduct of discussions and the voting, and shall regulate the voting methods and verify the results.

The Chairperson may choose two poll counters from among those attending the meeting.

The rules of conduct for the meeting may be set out in a specific Regulation approved by an Ordinary Shareholders’ Meeting.

TITLE IV

DIRECTORS AND CORPORATE BODIES

ARTICLE 13 – COMPOSITION OF BOARD OF DIRECTORS

The Company shall be governed by a Board of Directors comprising between seven (7) and twenty-one (21) Directors.

The Ordinary Shareholders’ Meeting shall determine the number of members of the Board, which shall remain constant until a new resolution is made by Shareholders, and shall also determine the length of the term of office of the Board, within the statutory limits.

Directors may be re-elected.

If, for any reason, a majority of the members of the Board of Directors elected by the Shareholders’ Meeting cease their functions before their term of office has elapsed, the entire Board of Directors shall be deemed to have resigned with effect as of the date on which the Board is reappointed by the Shareholders’ Meeting.

The appointment of the Board of Directors shall be through nomination lists in which each candidate is indicated by sequential number. The lists shall submitted by shareholders in the manner prescribed in the following paragraphs, or else by the outgoing Board of Directors.

The lists submitted by the Board of Directors must be deposited in the Company’s registered office and published in at least one national daily newspaper at least twenty (20) days before the date of the Shareholders’ Meeting at the first calling.

The lists submitted by Shareholders must be deposited in the Company’s registered office and published in at least one national daily newspaper at least ten (10) days before the date of the Shareholders’ Meeting at the first calling.

Each shareholder may submit a single list or else participate in the joint submission of a single list, and each candidate may be included in only one list, under penalty of ineligibility.

Only shareholders who, individually or jointly with other shareholders, hold a total number of voting shares representing at least 0.5% of the Company’s capital, shall be entitled to present lists. Shareholders who wish to present a list must provide proof of ownership of the necessary voting stock at least two (2) days before the before the date of the Shareholders’ Meeting at the first calling, under penalty of ineligibility.

The declaration whereby each single candidate accepts his/her candidacy, certifies under his/her own responsibility that there are no grounds of ineligibility or incompatibility and states that he/she meets the requirements prescribed by current laws and the Company bylaws and regulations as concerns his/her office, must be deposited together by the date mentioned above.

The declaration shall be accompanied by a personal and professional profile of each candidate and, where applicable, an indication of the candidate’s eligibility for consideration as an independent director. Any list that does not fulfil the aforesaid conditions shall be treated as if it had not been presented.

Each shareholder with voting rights may cast a vote for one list only.

The Board of Directors shall be elected in the following manner:

1)	four fifths of the Directors shall be drawn, in accordance with the sequential order in which they appear on the list, from the list that has obtained the largest number of votes. If this results in a fraction, the number shall be rounded down to the nearest unit;

2)	the remaining Directors shall be drawn from the other lists. To this end, the number of ballots obtained by the lists shall be successively divided by one, two, three and four, depending on the number of Directors to be elected. The quotients thus obtained shall be progressively assigned to the candidates on each of the lists, in accordance with the sequential order in which the nominees appear on their list. The quotients allocated in this manner shall be arranged in descending order in a single shortlist. The nominees elected shall be those with the highest quotients. In the event that more than one candidate obtains the same number of ballots, the appointee shall be drawn from the list from which no or the smallest number of Directors has been drawn.

If no Director has been drawn from any of these lists, or all the lists have produced the same number of Directors, then the nominee who has received the highest number of ballots shall be appointed.

If more than one nominee has received the same number of ballots and the quotients are also equal, a new vote shall be held by the entire Shareholders’ Meeting, and the candidate who obtains a simple majority of ballots shall be elected.

For the appointment of Directors who, for any reason, have not been nominated in the manner described above, the Shareholders’ Meeting shall decide by legal majority.

If one or more Director ceases to hold office during the financial year, the terms of Article 2386 of the Civil Code shall apply.

ARTICLE 14 – CHAIRPERSON- DEPUTY CHAIRPERSON- SECRETARY

The Board of Directors shall appoint a Chairperson from among its own members unless the Shareholders’ Meeting has already done so, and may appoint a Deputy Chairperson. Both may be re-elected to office.

In case of absence or impediment of the Chairperson, the Deputy Chairperson or, if no Deputy Chairperson exists, the oldest Director, shall act in his or her stead.

The Board of Directors may appoint a Secretary from outside its ranks.

ARTICLE 15 – ATTENDANCE AT MEETINGS

The Board of Directors shall be convened by its Chairperson, or in case of impediment, by the Deputy Chairperson, if such exists, or by the Chief Executive Officer, if such exists, or by the oldest Member of the Board. As a rule, the Board shall meet at least once quarterly, or whenever necessary, or when a written request including the agenda of discussion is submitted to the Chairperson by at least one fifth of the Directors, or by the Board of Auditors.

The Chairperson shall give advance notice of the subjects to be discussed at the meeting and shall take steps to ensure that Members of the Board receive sufficient information on the themes scheduled for discussion, allowing for the circumstances of the case.

If the Chairperson or the person acting on his/her behalf deems it necessary, meetings of the Board may be called using telecommunication channels that shall enable all Members to participate in the discussions and ensure that all participants are equally provided with necessary information.

The call to the meeting may be sent by courier, telegram, fax or e-mail to each Member of the Board of Directors and each Auditor at least 5 (five) days before the date set for the meeting. In urgent circumstances, meetings may be called by notices sent one (1) day before the date set for the meeting.

In the absence of or withdrawal by the Chairperson, the Board of Directors shall be chaired by, in order of preference, the Deputy Chairperson, if such exists, the Chief Executive Officer, if such exists, or by the oldest Member of the Board.

ARTICLE 16 – VALIDITY AND RECORDING OF BOARD RESOLUTIONS

The presence of a majority of the Directors in office shall be required for the resolutions of the Board of Directors to be valid. Resolutions shall be passed by an absolute majority of the votes of the members present.

The deliberations of the Board of Directors shall be recorded in the Minute Book of the Board of Directors, which must be kept and conserved in the manner prescribed by Paragraph 4 of Article 2421 of the Civil Code, and shall be signed by the Chairperson and the Secretary, or by a Notary.

If prescribed by law, or if the Chairperson deems it necessary, the deliberations shall be minuted by a Notary chosen by the Chairperson of the Board of Directors.

ARTICLE 17 – COPIES AND ABSTRACTS

Extracts from the Minute Book of Board of Directors’ Meetings, signed by the Chairperson or two Member of the Board and countersigned by the Secretary shall constitute fully valid evidence.

ARTICLE 18 – POWER OF THE BOARD – DELEGATED POWERS

The Board of Directors shall be vested with all powers to carry out the Company’s ordinary and extraordinary business, except where expressly reserved by law to the Shareholders’ Meeting.

Within the limits set by law, the Board of Directors shall be responsible for determining mergers by companies of which Telecom Italia owns at least 90% of the shares or units of capital, resolving upon share capital reductions in case of withdrawal by shareholders, revising bylaws to comply with statutory provisions, deciding on the relocation of the registered office within Italy, and the opening and closing of secondary offices.

To implement its own resolutions and manage the Company, the Board of Directors, subject to the limits provided for by law, may:

•	create an Executive Committee, establishing its powers and the number of members;

•	delegate suitable powers, establishing the limits thereof, to one or more directors, possibly with the title of Chief Executive Officer;

•	appoint one or more General Managers, establishing their powers and duties;

•	appoint attorneys, who may be members of the Board of Directors, for specific transactions and for a limited period of time.

The Board may set up committees from among its members charged with giving advice and making proposals and shall establish their powers and duties.

ARTICLE 19 – REPORTING BY DELEGATE BODIES

Persons with delegated powers shall report to the Board of Directors and the Board of Auditors on the activities carried out, the general results of operations and their foreseeable development, and the transactions of greatest economic, financial or balance sheet significance made by the Company or its subsidiaries; in particular, they shall report on transactions in which they have an interest, directly or on behalf of third parties, or on transactions that are influenced by the person, if any, responsible for directing and coordinating them. Such reports shall be made in a timely manner and in any case at least once quarterly on the occasion of the meetings of the Board of Directors and the Executive Committee, or in a written memorandum.

In accordance with the time limits and procedures for disclosing information to the market, the representative of the holders of savings shares must be informed by the Board of Directors or the persons delegated to that end of any corporate events that might affect the price of the shares of that class.

ARTICLE 20 - LEGAL REPRESENTATION OF THE COMPANY

The representative of the Company vis-à-vis third parties and in legal proceedings shall be the Chairperson and, in his/her absence or disability to act, the Deputy Chairperson, if one is appointed; directors with delegated powers shall also severally but not jointly represent the Company.

ARTICLE 21 – EMOLUMENTS AND REIMBURSEMENTS

The members of the Board of Directors shall be paid annual emoluments, determined by the Shareholders’ Meeting, for the entire period of their office, and shall be reimbursed all expenses incurred by them in relation to their duties.

ARTICLE 22 - BOARD OF AUDITORS

The Board of Auditors shall consist of three auditors. The Shareholders’ Meeting shall also appoint two alternates. The powers and responsibilities attributed to the Auditors are those defined by law.

Auditors have the right to compensation of expenses incurred in carrying out their functions.

To ensure that one Auditor and one Alternate are selected by the minority, the appointment of the Board of Auditors shall be elected on the basis of lists submitted by shareholders, in which each candidate shall be indicated by sequential number. Each list shall be composed of two sections, one for the candidate for standing auditor and one for the candidate for alternate auditor.

Only shareholders who, alone or jointly with other shareholders, hold a cumulative number of voting shares representing at least 0.5% of the Company’s capital, shall be entitled to present lists. Shareholders who wish to present a list must provide proof of ownership of the necessary voting stock at least two (2) days before the before the date of the Shareholders’ Meeting at the first calling, under penalty of ineligibility.

No single shareholder nor shareholders belonging to a single group may present or vote for more than one list, even if through the agency of other persons or a trustee company. Each candidate may be included in only one list, under penalty of ineligibility.

No person holding the office of statutory auditor in five companies whose securities are listed on Italian regulated markets (excluding parent and subsidiary companies) may be a listed candidate. No person lacking the integrity and professional qualifications as required by law may be a listed candidate. Outgoing auditors may be re-elected. The lists submitted by shareholders must be deposited in the Company’s registered office at least ten (10) days before the date of the Shareholders’ Meeting at the first calling, and this provision shall be mentioned in the notice of meeting.

The declaration whereby each single candidate accepts his/her candidacy, certifies under his/her own responsibility that there are no grounds of ineligibility or incompatibility and states that he/she meets the requirements prescribed by current laws and the Company bylaws and regulations as concerns his/her office, must be deposited together by the date mentioned above. The declaration shall be accompanied by a personal and professional profile of each candidate. Any list that does not fulfil the aforesaid conditions shall be treated as if it had not been presented.

The members of the Board of Auditors shall be elected as follows.

1)	Two regular members and one alternate members shall be drawn, in accordance with the sequential order in which they have been entered on the list, from the list which has obtained the largest number at the Shareholders’ Meeting;

2)	The third regular member and the second alternate shall be taken from the list receiving the second largest number of votes on the basis of the sequential order in which they were listed in the corresponding sections of the list.

The person in the first place on the list that obtains most votes shall be the Chairperson of the Board of Auditors. If an auditor ceases to meet the requirements established under law and the Company’s Bylaws, he/she shall forfeit his position.

In the event that an auditor ceases to hold office, he/she shall be replaced by the first of the alternate auditors on the same list.

The above rules governing the election of auditors shall not apply when the Shareholders’ Meeting, as prescribed by law, has to appoint regular auditors and/or alternate auditors and/or the Chairperson in order to complete the Board of Auditors as a consequence of the replacement of any of its members. In these cases, the Meeting shall pass resolution by a legal majority of votes.

With reference to Paragraph 3 of Article 1 of Decree 162 of 30 March 2000 emanated by the Ministry of Justice, it is here specified that publishing, advertising and communication services in general, irrespective of the means or support used, are activities that strictly appertain to the Company’s corporate purpose.

If the Chairperson deems it necessary, meetings of the Board may be called using telecommunication channels that shall enable all Members to participate in the discussions and ensure that all participants are equally provided with necessary information.

TITLE V

FINANCIAL STATEMENTS

ARTICLE 23 – CLOSURE FO FINANCIAL YEAR – ALLOCATION OF PROFITS

The Company’s financial year shall end on 31 December of each year.

Five per cent (5%) of the Company’s net income shall be allocated to the legal reserve until the legal reserve amounts to one-fifth the share capital.

The remainder shall be used to pay the dividend determined by the Shareholders’ Meeting, and/or for such other purposes as the Shareholders’ Meeting deems appropriate or necessary.

During the course of the financial year, the Board of Directors may distribute interim dividends to shareholders, in accordance with the relevant laws.

Claims on dividends that are still uncollected five years after the date on which they become available shall be barred by statute and the dividends shall revert to the Company.

TITLE VI

LIQUIDATION

ARTICLE 24 – LIQUIDATORS

In the case of dissolution of the Company, the Shareholders’ Meeting shall determine the mode of liquidation and appoint one or more liquidators and determine their powers and compensation within the limits of the law.

TITLE VII

GENERAL PROVISIONS

ARTICLE 25 – LEGAL RESIDENCE OF SHAREHOLDERS – COURT OF JURISDICTION

The legal residence of Shareholders in respect of their transactions with the Company shall be at the address indicated in the Book of Shareholders

In accordance with the provisions of the law, all disputes between Shareholders and the Company shall be referred to the judicial authorities in whose jurisdiction the registered office of the Company is located.

ARTICLE 26 - DEFERMENT

For all matters not expressly provided for by the present Bylaws, the provisions of the law shall apply.

Signed

Riccardo Perissich

Carlo Marchetti